CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 24, 2010, relating to the financial statements and financial highlights which appear in the September 30, 2010 Annual Reports to Shareholders of Causeway International Value Fund, Causeway Emerging Markets Fund, Causeway Global Value Fund and Causeway International Opportunities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights — International Value Fund”, “Financial Highlights — Emerging Markets Fund”, “Financial Highlights — Global Value Fund”, “Financial Highlights — International Opportunities Fund”, “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
January 26, 2011